Exhibit 99.1

Execution version

COOPERATION AGREEMENT

This COOPERATION AGREEMENT (this “Agreement”) is made and entered into as of February 20, 2024, by and among Nevro Corp., a Delaware corporation (the “Company”) and the persons set forth on Exhibit A hereto (collectively, the “Engaged Group” and, for clarity, as applicable, including each member thereof acting individually). The Company and the Engaged Group are each herein referred to as a “Party” and collectively, the “Parties.” Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in Section 12 below.

RECITALS

WHEREAS, the Company and the Engaged Group have engaged in various discussions and communications concerning the Company’s business, financial performance and strategic plans;

WHEREAS, as of the date hereof, the Engaged Group is the beneficial owner of 2,168,163 shares of Common Stock, constituting approximately 6.0% of the Common Stock issued and outstanding; and

WHEREAS, the Company and the Engaged Group have determined to come to an agreement with respect to the composition of the Board of Directors of the Company (the “Board”) and certain other matters, as provided in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

Section 1.Board Appointment, Committees and Related Agreements.

(a)Board Matters.

(i)The Company agrees that immediately following the execution of this Agreement, the Board and all applicable committees of the Board shall take all necessary actions to increase the size of the Board from ten (10) to eleven (11) directors and appoint Kirt P. Karros (the “New Director”) as a member of the Board with a term expiring at the Company’s 2024 annual meeting of stockholders (the “2024 Annual Meeting”).

(ii)The Company shall, with respect to the 2024 Annual Meeting, (A) include the New Director, Michael DeMane, D. Keith Grossman, Sri Kosaraju, Shawn T. McCormick, Kevin O’Boyle, Karen N. Prange, Susan Siegel, Kevin Thornal and Elizabeth Weatherman in its proxy statement and proxy card as director nominees of the Board (the “Company Slate”), (B) take all necessary and appropriate action to cause the election of the Company Slate, including recommending that the Company’s stockholders vote in favor of the election of the Company Slate to the Board and soliciting proxies in favor of the election of the Company Slate to the Board, and (C) otherwise supporting the election of the Company Slate to the Board.

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(iii)The Company agrees that the number of authorized directors on the Board shall be reduced to ten (10) directors effective as of the 2024 Annual Meeting and thereafter shall not be further increased prior to the Termination Date (as defined below) without the Engaged Group’s prior written consent.

(iv)The Company agrees that the Board and all applicable committees of the Board shall take all actions reasonably necessary, effective no later than immediately prior to the execution of this Agreement, to determine, in connection with the New Director’s initial appointment as a director, that the New Director is deemed to be (A) an “incumbent director” (as such term may be defined in the definition of “change in control” (or any similar term) under the Company’s incentive plans, option plans, equity plans, deferred compensation plans, employment agreements, severance plans, retention plans, loan agreements, indentures, material agreements (“Documents”), or any other related plans or agreements that refer to any such Document’s definition of “change in control” or any similar term) and (B) a member of the Board as of the beginning of any applicable measurement period for the purposes of the definition of “change in control” or any similar term under the Documents, in each case for clauses (A) and (B), to the extent permitted under each Document.

(b)Committees. Subject to the Company’s Corporate Governance Guidelines and New York Stock Exchange (“NYSE”) rules and applicable law, the Board and all applicable committees of the Board shall take all actions necessary to ensure that until the Termination Date the New Director will be appointed, immediately following the execution of this Agreement, to the Audit Committee of the Board. Promptly following the execution of this Agreement, the charter of the Audit Committee shall be amended to expressly provide the Audit Committee with the authority to make recommendations to the Board regarding significant capital allocation decisions and the Company’s capital allocation policy. Without limiting the foregoing, the Board shall, in accordance with its customary governance processes, give the New Director the same due consideration for membership to any committee of the Board as any other director with similar relevant expertise and qualifications who qualifies as “independent” under the applicable rules and regulations of the SEC and NYSE.

(c)Director Replacements. From the date of this Agreement until the Termination Date, if the New Director is no longer able to serve as a director for any reason, and so long as the Engaged Group continuously beneficially owns in the aggregate at least the lesser of (x) 3.0% of the outstanding shares of Common Stock and (y) 1,086,165 shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments), then the Engaged Group shall identify and recommend to the Board a replacement director who is not an employee of, and who is independent from, the Engaged Group to fill the resulting vacancy and any such candidate shall be subject to review and approval by the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”) and the Board, such approval not to be unreasonably withheld (any such replacement director, a “Replacement Director”). The Nominating Committee and the Board shall make their determination within ten (10) Business Days after any such replacement director candidate submits to the Company a fully completed copy of the Company’s standard director & officer questionnaire, provided that such questionnaire shall be deemed fully completed after the successful completion of a customary background check, to be completed by the Company not more than five (5) Business Days following the Company’s receipt of such questionnaire. In the event the Nominating Committee and the Board do not accept a replacement director candidate recommended by the Engaged Group as the Replacement Director (it being acknowledged that the Nominating Committee and the Board cannot unreasonably withhold their acceptance), the Engaged Group shall have the right to recommend additional replacement director(s) to fill the resulting vacancy, whose appointment shall be subject to the Nominating Committee and the Board recommending such person in accordance with the procedures described above, until a Replacement Director is approved and appointed to the Board. Subject to NYSE rules, the Company’s Corporate Governance Guidelines and applicable law, upon a Replacement Director’s appointment to the Board, the Board and all applicable committees of the Board shall consider whether such Replacement Director has the necessary qualifications to be appointed to any applicable committee(s) of the Board of which the replaced director was a member immediately prior to such director’s resignation or removal, and, if the qualifications for such committee(s) are met, shall appoint such Replacement Director to such committee(s). Any Replacement Director designated pursuant to this Section 1(c) replacing the New Director prior to the mailing of the Company’s definitive proxy statement for the 2024 Annual Meeting shall stand for election at the 2024 Annual Meeting together with the Company’s other director nominees. Upon a Replacement Director’s appointment to the Board, such Replacement Director shall be deemed to be the New Director for all purposes under this Agreement.

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Section 2.Voting Commitment. Until the Termination Date, the Engaged Group agrees that it shall, and shall cause each of its Affiliates and Associates to, appear in person or by proxy at each Stockholder Meeting and to vote all shares of Common Stock and Voting Securities beneficially owned, directly or indirectly, by the Engaged Group or such Affiliates and Associates (of which the Engaged Group or such Affiliate or Associate has the right or ability to vote) at such Stockholder Meeting (A) in favor of the nominees for director recommended by the Board and (B) in accordance with the Board’s recommendation with respect to any other matter presented at such Stockholder Meeting; provided, however, that if Institutional Shareholder Services Inc. (“ISS”) recommends otherwise with respect to any proposals (other than as related to the election of directors), the Engaged Group shall be permitted to vote in accordance with ISS’s recommendation; provided, further, that the Engaged Group shall be permitted to vote in its sole discretion with respect to any publicly announced proposals relating to an Extraordinary Transaction.

Section 3.Standstill. Until the Termination Date, the Engaged Group shall not, and shall cause each of its Affiliates and Associates not to, directly or indirectly, in any manner, alone or in concert with others, in each case without the prior written waiver authorized by the Board:

(a)(i) acquire, cause to be acquired, or offer, seek or agree to acquire, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining or forming a partnership, limited partnership, syndicate or other group (including any group of persons that would be treated as a single “person” under Section 13(d) of the Exchange Act), through swap or hedging transactions or otherwise (the taking of any such action, an “Acquisition”), beneficial ownership of any securities or assets of the Company (or any direct or indirect rights or options to acquire such ownership, including voting rights decoupled from the underlying Voting Securities) such that after giving effect to any such Acquisition, the Engaged Group or any of its Affiliates and Associates holds, directly or indirectly, in excess of 9.9% of the Voting Securities, (ii) acquire, cause to be acquired or offer, seek or agree to acquire, whether by purchase or otherwise, any interest in any indebtedness of the Company or (iii) acquire, cause to be acquired or offer, seek or agree to acquire, ownership (including beneficial ownership) of any asset or business of the Company or any right or option to acquire any such asset or business from any person, in each case in this clause (iii) other than securities of the Company;

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(b)except as otherwise provided in Section 1, (i) nominate, give notice of an intent to nominate, or recommend for nomination a person for election to the Board or take any action in respect of the removal of any director, (ii) seek or knowingly encourage any person to submit any nomination in furtherance of a “contested solicitation” or take any other action in respect of the election or removal of any director, (iii) submit, or seek or knowingly encourage the submission of, any stockholder proposal (pursuant to Rule 14a-8 under the Exchange Act or otherwise) for consideration at, or bring any other business before, any Stockholder Meeting, (iv) request, or knowingly initiate, encourage or participate in any request, to call a Stockholder Meeting, (v) publicly seek to amend any provision of the Charter, the Bylaws, or other governing documents of the Company (each as may be amended from time to time), or (vi) take any action similar to the foregoing with respect to any subsidiary of the Company; provided, however, that nothing in this Agreement shall prevent the Engaged Group or its Affiliates or Associates from taking actions in furtherance of identifying director candidates in connection with the Company’s 2025 annual meeting of stockholders (the “2025 Annual Meeting”) so long as such actions do not create a public disclosure obligation for the Engaged Group or the Company and are undertaken on a basis reasonably designed to be confidential and in accordance in all material respects with the Engaged Group’s normal practices;

(c)solicit any proxy, consent or other authority to vote of stockholders or conduct any other referendum (binding or non-binding) (including any “withhold,” “vote no” or similar campaign) with respect to, or from the holders of, Voting Securities, or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in, or knowingly assist, advise, initiate, encourage or influence any person (other than the Company) in, any “solicitation” of any proxy, consent or other authority to vote any Voting Securities (other than such assistance, advice, encouragement or influence that is consistent with the Board’s recommendation in connection with such matter); provided, however, that the foregoing shall not restrict the Engaged Group from stating how it intends to vote with respect to an Extraordinary Transaction, if any, and the reasons therefor;

(d)(i) grant any proxy, consent or other authority to vote with respect to any matters for any Stockholder Meeting or (ii) deposit any Voting Securities in any voting trust or subject any Voting Securities to any arrangement or agreement with respect to the voting of any Voting Securities, in each case of clauses (i) and (ii) other than (A) customary brokerage accounts, margin accounts, prime brokerage accounts and the like, (B) granting any proxy, consent or other authority to vote in any solicitation approved by the Board and consistent with the recommendation of the Board, (C) granting any proxy, consent or other authority to vote in any solicitation in connection with any matter for which the Engaged Group has voting discretion pursuant to, and in accordance with, Section 2, and (D) otherwise in accordance with this Agreement;

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(e)knowingly encourage, advise or influence any person or knowingly assist or direct any person in so encouraging, advising or influencing any person, with respect to the giving or withholding of any proxy, consent or authority to vote any Voting Securities or in conducting any referendum (binding or non-binding) (including any “withhold,” “vote no,” or similar campaign), in each case other than such encouragement, advice or influence that is consistent with the Board’s recommendation in connection with such matter or otherwise in connection with an Extraordinary Transaction;

(f)without the prior written approval of the Board, separately or in conjunction with any other person in which it is or proposes to be either a principal, partner or financing source or is acting or proposes to act as broker or agent for compensation, publicly propose, suggest or recommend, or in a manner that the Engaged Group is required under applicable law, rule or regulation to disclose publicly, any Extraordinary Transaction; provided, however, that nothing in this Section 3 shall be interpreted to prohibit the Engaged Group from proposing, suggesting or recommending any Extraordinary Transaction privately to the Company so long as any such action is not publicly disclosed by the Engaged Group and is made by the Engaged Group in a manner that would not reasonably be expected to require the public disclosure thereof by the Company, the Engaged Group or any other person;

(g)form, join, encourage the formation of, or in any way participate in any partnership, limited partnership, syndicate or group (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Voting Securities (other than a group that includes all or some of the members of the Engaged Group, but does not include any other entities or persons that are not members of the Engaged Group as of the date hereof; provided that nothing herein shall limit the ability of an Affiliate of the Engaged Group to join such group following the execution of this Agreement, so long as any such Affiliate agrees to be bound by the terms and conditions of this Agreement);

(h)make a request for a list of the Company’s stockholders or for any books and records of the Company pursuant to Section 220 of the Delaware General Corporation Law; or

(i)make or publicly advance any request or proposal to amend, modify or waive any provision of this Agreement, or take any action challenging the validity or enforceability of any provision of or obligation arising under this Agreement; provided that the Engaged Group may make confidential requests to the Board to amend, modify or waive any provision of this Agreement, which the Board may accept or reject in its sole and absolute discretion, so long as any such request is not publicly disclosed by the Engaged Group and is made by the Engaged Group in a manner that would not reasonably be expected to require the public disclosure thereof by the Company, the Engaged Group or any other person.

Notwithstanding anything in this Agreement to the contrary, the foregoing provisions of this Section 3 shall not be deemed to restrict the Engaged Group from: (i) communicating privately with the Board or any of the Company’s officers regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications, (ii) communicating privately with stockholders of the Company and others in a manner that does not otherwise violate this Section 3 or Section 6, or (iii) taking any action necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has jurisdiction over the Engaged Group. Furthermore, for the avoidance of doubt, nothing in this Agreement shall be deemed to restrict in any way the New Director in the exercise of the New Director’s fiduciary duties to the Company.

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Section 4.Representations and Warranties of All Parties. Each Party represents and warrants to the other Party that (a) such Party has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder, (b) this Agreement has been duly and validly authorized, executed and delivered by it and is a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms (subject to applicable bankruptcy and similar laws relating to creditors’ rights and to general equity principles) and (c) this Agreement will not result in a material violation of any (i) term or condition of any agreement to which such person is a party or by which such Party may otherwise be bound or (ii) law, rule, license, regulation, judgment, order or decree governing or affecting such Party.

Section 5.Representations and Warranties of the Engaged Group. The Engaged Group represents and warrants to the Company that (a) as of the date of this Agreement, the Engaged Group collectively beneficially owns an aggregate of 2,168,163 shares of Common Stock, (b) the Engaged Group has not provided or agreed to provide, and will not provide, any compensation in cash or otherwise to the New Director (including, for the avoidance of doubt, any Replacement Director) in connection with such person’s appointment to, or service as a director on, the Board, and (c) the Engaged Group will not become party to any agreement, arrangement or understanding (whether written or oral) with the New Director (including, for the avoidance of doubt, any Replacement Director) with respect to such person’s service as a director on the Board, including any such agreement, arrangement or understanding with respect to how such person should or would vote or act on any issue or question as a director.

Section 6.Non-Disparagement. Subject to applicable law, each of the Parties covenants and agrees that, until the Termination Date, neither it nor any of its respective Representatives shall in any way publicly (including in any manner that could reasonably be foreseen to result in public disclosure such as statements to the press or members of the press) criticize, disparage, call into disrepute or otherwise defame or slander the other Party or such other Party’s subsidiaries, Affiliates, current or former directors or officers (solely in connection with their service in such capacities), or any of their businesses, products or services, in any manner that would reasonably be expected to damage the business or reputation thereof; provided, however, that if a Party or any of its Representatives breaches this Section 6, then the other Party or any of its Representatives may publicly respond with regards to the subject matter of such breach. For the avoidance of doubt, the foregoing shall not prevent the making of any factual statement, including, but not limited to, in connection with any compelled testimony or production of information by legal process, subpoena or as part of a response to a request for information from any governmental authority with purported jurisdiction over the Party from whom information is sought.

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Section 7.No Litigation.Until the Termination Date, each Party hereby covenants and agrees that it shall not, and shall not permit any of its respective agents, subsidiaries, Affiliates, officers or directors to, directly or indirectly, alone or in concert with others, encourage, pursue or assist any other person to institute, solicit, assist or join, as a party, any litigation, arbitration or other proceeding against or involving the other Party, any Affiliate of the other Party, or any of its or their respective current or former directors or officers (solely in connection with their service in such capacities), except for (i) any action to enforce the provisions of this Agreement, (ii) any counterclaims with respect to any proceeding initiated by, or on behalf of one Party or its Affiliates against the other Party or its Affiliates in violation of this Agreement or (iii) responding to or complying with validly issued legal process. Notwithstanding anything to the contrary herein, this Section 7 shall not prohibit the Engaged Group from exercising statutory appraisal rights, if any, with respect to the Company.

Section 8.Press Release and SEC Filings. Promptly following the execution of this Agreement, the Company shall issue a mutually agreeable press release in the form attached hereto as Exhibit B (the “Press Release”) announcing certain terms of this Agreement. Neither the Company nor the Engaged Group shall make or cause to be made, and the Company and the Engaged Group shall cause their respective Affiliates and Associates not to make or cause to be made, any public announcement or statement with respect to the subject matter of this Agreement that is contrary to the statements made in the Press Release or the terms of this Agreement, except as required by law or the rules of any stock exchange or with the prior written consent of the other Party. The Engaged Group acknowledges and agrees that the Company may file this Agreement and file or furnish the Press Release with the SEC as exhibits to a Current Report on Form 8-K and other filings with the SEC. The Engaged Group shall be given a reasonable opportunity to review and comment on any Current Report on Form 8-K or other filing with the SEC made by the Company with respect to the entry into this Agreement, and the Company shall give good faith consideration to any comments of the Engaged Group on such Form 8-K. The Company acknowledges that the Engaged Group may file a Schedule 13D/A with the SEC with this Agreement as an exhibit to such Schedule 13D/A. The Company shall be given a reasonable opportunity to review and comment on such Schedule 13D/A filing made by the Engaged Group with respect to this Agreement, and the Engaged Group shall give good faith consideration to any comments of the Company.

Section 9.Confidentiality. The Engaged Group acknowledges and agrees that the New Director shall not share any confidential information about the Company with the Engaged Group without the Board’s prior written consent, and the Engaged Group shall not seek to obtain any confidential information from the New Director.

Section 10.Affiliates and Associates. The Engaged Group agrees (a) to cause its Affiliates and Associates to comply with the terms of this Agreement and (b) that it shall be responsible for any breach of this Agreement by any such Affiliate or Associate. A breach of this Agreement by a controlled Affiliate or Associate of any member of the Engaged Group, if such Affiliate or Associate is not a party hereto, shall be deemed to occur if such Affiliate or Associate engages in conduct that would constitute a breach of this Agreement if such Affiliate or Associate was a party hereto to the same extent as the Engaged Group.

Section 11.Termination.

(a)Unless otherwise mutually agreed in writing by each Party, this Agreement shall terminate on the earliest to occur of (i) 30 calendar days prior to the notice deadline under the Bylaws for the nomination of director candidates for election to the Board at the 2025 Annual Meeting, (ii) 120 calendar days prior to the first anniversary of the 2024 Annual Meeting and (iii) the consummation of an Extraordinary Transaction (the effective date of termination, the “Termination Date”).

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(b)If this Agreement is terminated in accordance with this Section 11, this Agreement shall forthwith become null and void, but no termination shall relieve a Party from liability for any breach of this Agreement prior to such termination.

(c)Notwithstanding the foregoing terms of this Section 11, Section 11 through Section 24 shall survive the termination of this Agreement.

Section 12.Certain Defined Terms. For purposes of this Agreement:

(a)“Affiliate” and “Associate” (and any plurals thereof) have the meanings ascribed to such terms under Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all persons or entities that at any time prior to the Termination Date become Affiliates or Associates of any applicable person or entity referred to in this Agreement; provided, however, that the term “Associate” shall refer only to Associates controlled by the Company or the Engaged Group, as applicable, and the term “Affiliate” shall not include any publicly-traded portfolio company of the Engaged Group; provided, further, that, for purposes of this Agreement, the Engaged Group shall not be an Affiliate or Associate of the Company and the Company shall not be an Affiliate or Associate of the Engaged Group;

(b)“beneficial ownership,” “group,” “person,” “proxy” and “solicitation” (and any plurals thereof) have the meanings ascribed to such terms under the Exchange Act and the rules and regulations promulgated thereunder;

(c)“Business Day” means any day that is not (i) a Saturday, (ii) a Sunday or (iii) other day on which commercial banks in the State of New York are authorized or required to be closed by applicable law;

(d)“Bylaws” means the Company’s Amended and Restated Bylaws, as amended (and as may be further amended from time to time);

(e)“Charter” means the Company’s Amended and Restated Certificate of Incorporation, as amended (and as may be further amended from time to time);

(f)“Common Stock” means the issued and outstanding common stock of the Company, par value $0.001 per share;

(g)“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

(h)“Extraordinary Transaction” means any tender offer, exchange offer, merger, consolidation, acquisition, business combination, sale, recapitalization, restructuring, or other transaction with a person that, in each case, results in a change in control of the Company or the sale of substantially all of its assets;

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(i)“Representatives” means a person’s Affiliates and Associates and its and their respective directors, officers, employees, partners, members, managers, consultants, legal or other advisors, agents and other representatives, in each case acting in a capacity on behalf of, in concert with or at the direction of, such person or its Affiliates and Associates.

(j)“SEC” means the U.S. Securities and Exchange Commission;

(k) “Stockholder Meeting” means each annual or special meeting of stockholders of the Company, or any action by written consent of the Company’s stockholders in lieu thereof, and any adjournment, postponement, rescheduling, continuation or meeting held in lieu thereof; and

(l) “Voting Securities” means the Common Stock and any other securities of the Company entitled to vote in the election of directors.

In this Agreement, unless a clear contrary intention appears, (i) the word “including” (in its various forms) means “including, without limitation;” (ii) the words “hereunder,” “hereof,” “hereto” and words of similar import are references in this Agreement as a whole and not to any particular provision of this Agreement; (iii) the word “or” is not exclusive; (iv) references to “Sections” in this Agreement are references to Sections of this Agreement unless otherwise indicated; and (v) whenever the context requires, the masculine gender shall include the feminine and neuter genders.

Section 13.Injunctive Relief; Fees.

(a)Each Party acknowledges and agrees that any breach of any provision of this Agreement shall cause the other Party irreparable harm which would not be adequately compensable by money damages. Accordingly, in the event of a breach or threatened breach by a Party of any provision of this Agreement, the other Party shall be entitled to seek an injunction or other preliminary or equitable relief, without having to prove irreparable harm or actual damages or post a bond or other security. The foregoing right shall be in addition to such other rights or remedies that may be available to the non-breaching Party for such breach or threatened breach, including the recovery of money damages.

(b)If a Party institutes any legal suit, action or proceeding against the other Party to enforce this Agreement (or obtain any other remedy regarding any breach of this Agreement) or arising out of or relating to this Agreement, including contract, equity, tort, fraud and statutory claims, the prevailing Party in the suit, action or proceeding is entitled to receive, and the non-prevailing Party shall pay, in addition to all other remedies to which the prevailing Party may be entitled, the costs and expenses incurred by the prevailing Party in conducting the suit, action or proceeding, including actual attorneys’ fees and expenses, even if not recoverable by law.

Section 14.Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Each Party agrees to use its commercially reasonable efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or unenforceable by a court of competent jurisdiction.

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Section 15.Notices. Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and shall be deemed to have been delivered (a) upon receipt, when delivered personally, (b) upon confirmation of receipt, when sent by e-mail (provided that such confirmation is not automatically generated) or (c) one Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses for such communications shall be:

If to the Company:

Nevro Corp.
1800 Bridge Parkway
Redwood City, California 94065
Attention: Kashif Rashid
Email: kashif.rashid@nevro.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

Attention:	Charles Ruck
Josh Dubofsky
Daniel Rees
E-mail:	charles.ruck@lw.com
josh.dubofsky@lw.com
daniel.rees@lw.com

If to the Engaged Group:

Engaged Capital, LLC
610 Newport Center Drive, Suite 950
Newport Beach, California 92660
Attention: Glenn W. Welling
Email: glenn@engagedcapital.com

with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, New York 10019
Attention: Ryan Nebel
Email: rnebel@olshanlaw.com

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Section 16.Expenses. Each Party shall be responsible for its own fees and expenses incurred in connection with the negotiation, execution and effectuation of this Agreement and the transactions contemplated hereby, except that the Company shall reimburse the Engaged Group for its reasonable documented out of pocket fees and expenses, including legal fees incurred in connection with the negotiation and entry into this Agreement, the 2024 Annual Meeting and the matters related thereto, in an amount not to exceed $140,000.

Section 17.Governing Law; Jurisdiction; Jury Waiver. This Agreement and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or any action of the Company or the Engaged Group in the negotiation, administration, performance or enforcement hereof shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each Party irrevocably agrees that any legal action or proceeding with respect to this Agreement and any rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and any rights and obligations arising hereunder brought by the other Party or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) (the “Chosen Courts”). Each Party hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the Chosen Courts and agrees that it shall not bring any action relating to this Agreement in any court other than the Chosen Courts. Each Party hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the Chosen Courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any Chosen Court or from any legal process commenced in the Chosen Courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable legal requirements, any claim that (i) the suit, action or proceeding in any Chosen Court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by the Chosen Courts. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

Section 18.Counterparts; Electronic Transmission. This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement. Any signature to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.

Section 19.No Waiver. Neither the failure nor any delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

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Section 20.Entire Agreement; Amendments. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof. This Agreement may only be amended pursuant to a written agreement executed by each Party.

Section 21.Successors and Assigns. This Agreement may not be transferred or assigned by any Party without the prior written consent of the other Party. Any purported assignment without such consent is null and void. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the permitted successors and assigns of each Party.

Section 22.No Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and is not enforceable by any other person.

Section 23.Interpretation and Construction. Each Party acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the Parties shall be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is hereby expressly waived by each Party, and any controversy over any interpretation of this Agreement shall be decided without regards to events of drafting or preparation.

Section 24.Headings. The headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, each Party has executed this Agreement, or caused the same to be executed by its duly authorized representative, as of the date first above written.

THE COMPANY:

NEVRO CORP.

By:	/s/ Kevin Thornal
Name:	Kevin Thornal
Title:	Chief Executive Officer & President

[SIGNATURE PAGE TO COOPERATION AGREEMENT]

ENGAGED GROUP:

ENGAGED CAPITAL FLAGSHIP MASTER FUND, LP

By:	Engaged Capital, LLC General Partner

By:	/s/ Glenn W. Welling
Name:	Glenn W. Welling
Title:	Founder and Chief Investment Officer

ENGAGED CAPITAL, LLC

By:	/s/ Glenn W. Welling
Name:	Glenn W. Welling
Title:	Founder and Chief Investment Officer

ENGAGED CAPITAL HOLDINGS, LLC

By:	/s/ Glenn W. Welling
Name:	Glenn W. Welling
Title:	Sole Member

/s/ Glenn W. Welling
GLENN W. WELLING

[SIGNATURE PAGE TO COOPERATION AGREEMENT]

Exhibit A

Engaged Capital Flagship Master Fund, LP

Engaged Capital, LLC

Engaged Capital Holdings, LLC

Glenn W. Welling

Exhibit B

Press Release